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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                         ERICO INTERNATIONAL CORPORATION

                                   ARTICLE I

         The name of the corporation (the "CORPORATION") is ERICO International Corporation.

                                   ARTICLE II

         The place in the State of Ohio where its principal office is located is the City of:

          Solon                                                      Cuyahoga
--------------------------                                           --------
(city, village or township)                                          (county)

                                  ARTICLE III

         The purposes of the Corporation are as follows:

         The purpose for which the Corporation is formed is to engage in any lawful act or activity for which a Corporation may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code (the "ORC") as now in effect or hereinafter amended.

                                   ARTICLE IV

         1. AUTHORIZED CAPITAL STOCK. The Corporation is authorized to issue one million five hundred thousand (1,500,000) shares of capital stock, par value $1.00 per share ("COMMON STOCK").

         2. COMMON STOCK. The following is a statement of the express terms, powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock.

                  (a) Voting Rights. Except as otherwise required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him, her or it of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of shareholders of the Corporation.

                  (b) Dividends. The holders of outstanding shares of Common Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor.

                  (c) Dissolution, Liquidation or Winding Up. Upon any distribution of the assets of the Corporation in a liquidation, dissolution or winding-up of the Corporation, the holders of Common Stock shall be entitled to share ratably according to the number of

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outstanding shares of Common Stock held by them in the remaining assets of the
Corporation available for distribution to holders of Common Stock.

                                    ARTICLE V

         Shareholders may not cumulate votes.

                                   ARTICLE VI

         To the fullest extent permitted by law, no director of the Corporation will be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the ORC is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the ORC, as so amended.

         Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of these Amended and Restated Articles of Incorporation inconsistent with this Article VI, will eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                  ARTICLE VII

         The Corporation may from time to time, pursuant to authorization by the Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.

                                  ARTICLE VIII

         Notwithstanding any provision of the ORC now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Amended and Restated Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

                                   ARTICLE IX

         Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every

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shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Amended and Restated Articles of Incorporation of the Corporation in the office of the Secretary of State of Ohio.

                                    ARTICLE X

         These Amended and Restated Articles of Incorporation take the place of and supersede the existing Amended Articles of Incorporation of the Corporation as heretofore amended.

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